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                                                                   EXHIBIT 10.14

AMD's
U.S. Stock Option
Program
For options granted
after April 25, 2000
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AMD's success is a direct result of the creativity, innovation, and hard work of employees like you. In recognition of this, we maintain a portfolio of programs that enable you to share in our success:

 . Cash and deferred profit sharing plans, which entitle you to a share of AMD's profits.

 . The stock purchase plan, which enables you to buy AMD common stock at a discounted price and participate as an owner of the company.

 . The stock option program, under which you can benefit from AMD's long-term success as the company's common stock price grows.

WHO RECEIVES STOCK OPTIONS?

Congratulations on being selected to receive a stock option award. AMD limits the granting of stock options to those employees whose individual contributions most influence AMD's performance and add to shareholder value. The number of options you are granted reflects competitive compensation practices, your position at AMD, and, most importantly, your individual performance.

WHAT ARE STOCK OPTIONS?

Stock options give you the right to buy shares of AMD common stock at the "exercise price" within a specified number of years. You "exercise" your option by purchasing the underlying shares any time after you "vest" in the option (see How Your Stock Options Vest), but before the option expires.

The attractiveness of stock options lies in the potential for increases in the market price of the company's common stock over time. For example, if you are granted options to buy 100 shares of AMD stock at an exercise price of $35 per share, and the market price of the stock rises to $45, then your "unrealized" financial gain is $10 per share (the difference between the exercise price and the current market price). To realize that gain, you first have to have the right to buy those 100 shares. If you do, you can buy the stock. You can then keep the shares for potential future gain, or sell them in the market at any time for the current market price. In this example, if you purchase shares and then sell them when the market price moved up to $50, you would have a gain of $15 per share ($50 - $35).

Enclosed with this brochure is your stock option document. It gives the date your option was granted, the price to purchase the shares, and the first and last dates you can purchase the shares.

HOW YOUR STOCK OPTIONS VEST

You earn the right to purchase shares according to the schedule for your grant ("vesting"). Each stock option grant has its own vesting period. The following table shows the typical schedule for an initial grant to a newly eligible employee or for an annual grant

                                                 Percent of Granted Options
                                                   That Are Fully Vested
                                            -----------------------------------
Anniversary of                                Initial            Annual
Grant Date                                      Grant             Grant
-------------------------------------------------------------------------------
First*                                             40%               25%
Second                                             60%               50%
Third                                              80%               75%
Fourth                                            100%              100%

*After the first year, awards vest in monthly increments over the remaining time.


If you receive stock option grants in several years, their vesting periods will overlap. For example, the following chart illustrates the vesting for a hypothetical employee who receives an initial grant when he/she joins AMD and then annual grants thereafter based on varying performance ratings:

Calendar           # of Options                Options Vesting in the Year
                                           ----------------------------------
  Year               Granted                     2     3     4     5     6
-----------------------------------------------------------------------------
   1                   550                      220   165   110   55
   2                   580                            145   145  145   145
   3                     0
   4                   540                                       135    135
   5                   600                                              150
 Total                                          220   310   255  335    430


The above vesting chart is based on continuous active service with AMD.

The stock option document for your grant shows the vesting dates for your options.

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IF YOU DIE OR BECOME DISABLED

If you have at least 15 years of AMD service and your AMD employment is terminated because of your death or total disability, here's what happens on your termination date:

 . If you are on an unpaid leave of absence, any options that would have become vested in the calendar year in which your leave began are immediately vested.

 . If you are not on an unpaid leave of absence, you become immediately vested in any options that would have become vested in that calendar year.

This accelerated vesting of options does not occur if your AMD employment is terminated because of your death or disability and you have less than 15 years of service.

IF AMD EXPERIENCES A "CHANGE IN CONTROL"

You become 100% vested in your outstanding options if AMD experiences a "change in control", and your employment is terminated by AMD for any reason other than for misconduct or, if applicable, by constructive termination within one year after such a change. A "change in control" occurs when:

 . More than 20% of AMD has been acquired by a single person or entity,

 . Certain changes in the majority of AMD's Board of Directors occur during a two-year period,

 . A merger or consolidation of the company with or into another company,

 . Stockholders of the company approve a plan of complete liquidation, or

 . There is a sale or disposition of all or substantially all the company's assets.

IF YOU TAKE A LEAVE OF ABSENCE

You may not exercise any options during an unpaid leave of absence. Also, if your unpaid leave of absence exceeds 30 consecutive days, the vesting dates for your unvested options are automatically extended by the number of days by which your unpaid leave exceeds 30 days. "Unpaid" means that AMD is not paying you a salary. Unpaid leaves include personal leaves as well as disability, medical, pregnancy and workers compensation leaves during which you are receiving disability or workers' compensation benefits through AMD's benefit plans or insurance. For more details, check with Treasury Services.

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EXERCISING YOUR STOCK OPTIONS

Once your options are vested, you can exercise them-- that is, you can purchase AMD common stock at the exercise price. You have a limited number of years from the date of grant to exercise the options and take advantage of any increase in the price of AMD stock above the exercise price. Most grants have a ten-year life. The document for your stock option grant discloses the date on which your options expire.

Your final opportunity to purchase your vested options is the last regular business day of AMD before their expiration date. If you are waiting until that last day, be sure that Treasury Services receives your completed Stock Option Exercise form before 5:00 p.m. Pacific time.

If you leave AMD before the expiration date for your options, you have a limited period of time after your termination date in which to exercise vested options. See the section When You Leave AMD.

Treasury Services must receive your completed Stock Option Exercise form in order for you to exercise your options and purchase shares, unless you are doing an E*TRADE OptionsLink sale. You are responsible for knowing which options can be exercised and the expiration dates for your options. Detailed information regarding the number of shares exercisable can be obtained 24 hours a day/7 days a week via the following:

 . The internet at www.optionslink.com, or

 . The OptionsLink interactive voice response system at 1-(800) 838-0908.

Note: While you may look at your account information at any time through OptionsLink, if you conduct an electronic transaction on the internet, then E*Trade will act as your broker for that transaction and the net proceeds will be deposited into your OptionsLink account (see the E*Trade OptionsLink brochure for further details). If you wish to utilize a broker other than E*Trade, you will have to contact that broker directly outside of the OptionsLink system.

For more details on exercising your options, please refer to the summary entitled "Stock Option Exercise Procedures" which is available at http://amdonline/treassvc.

There are four ways to exercise vested AMD options that have not expired:

   Cash Purchase

You can pay for the options yourself or arrange for your broker to pay for them. On the next business day after receipt of your completed Stock Option Exercise form, Treasury Services will notify you of the cost for the exercised options plus applicable Federal, State, Social Security and Medicare tax withholding. You must give Treasury Services a cashier's check or money order for the exercise cost plus taxes within two weeks from the exercise date. You may elect to receive either a stock certificate or have your shares electronically transferred to your brokerage account.

   Financing through a Broker (also known as "Same
   Day Sale and Exercise")

You can contact any of AMD's designated brokers or you can do an electronic trade through E*Trade (refer to the E*Trade OptionsLink brochure).

If you elect a "same day exercise and sale," you may:

 . Sell all shares.

 . Sell enough shares to cover the cost of the exercise and associated required taxes. You will then receive the remaining shares from your exercise. This option may not be available through E*Trade.

 . Sell only the number of shares you decide on and receive the balance of the shares. If the shares sold do not cover all the costs of exercising the options and associated required taxes, you must pay the balance through a cashier's check or money order to Treasury Services on the next business day following your exercise date. This option may not be available through E*Trade.

   Stock Swap Exercise

You can use AMD shares you have owned at least six months to pay for the exercise price of the options. To initiate a stock swap, you must complete and submit a Share Withholding/Delivery Election form in addition to a Stock Option Exercise form to Treasury Services. You may not pay the exercise price by requesting that Treasury Services withhold some of the shares resulting from the options being purchased.

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   Stock Withholding Exercise

You can exercise options and pay the required tax withholding from the shares of AMD stock that you would otherwise receive through exercising your options. You receive the balance of the AMD shares obtained through the purchased options. To withhold shares to pay your taxes, you must send a completed Share Withholding/Delivery Election form and a Stock Option Exercise form to Treasury Services.

You may not pay the exercise price of your options by having Treasury Services withhold some of the shares that would otherwise be issued to you.

WHEN TO EXERCISE

It is entirely your decision when to exercise vested options, keeping in mind the expiration date for your options. (See the sections Exercising Stock Options and When You Leave AMD.)

The timing of an exercise and/or sale can have a large impact on any value you ultimately obtain from the option. In deciding when to exercise, you may wish to consult with your financial advisor, stockbroker, or reputable publications in which stock market analysts voice their opinions about future potential stock values. It is also prudent to consult with a tax advisor to determine the impact of exercising stock options on your tax obligations.


On the date...                     You Owe Federal Taxes on...
--------------------------------------------------------------------------------
Your stock option                  No taxes are due.
grant is approved
--------------------------------------------------------------------------------
You exercise your                  The difference (gain) between the market
options and sell                   value of the shares of AMD common stock
the shares of AMD                  on the exercise date, and the exercise price
stock at a later date.             of the options upon purchasing the options.
                                   The gain is taxable as ordinary income and subject to mandatory withholding for federal income, FICA, Medicare and applicable state and local taxes.

                                   When you sell the shares of stock, you owe tax on the difference between the market value of the shares on the sale date and the market value of the shares on the option exercise date. Gains are taxed at the short-term or long-term capital gains rate based on how long you have held the shares. The hold-ing period starts on the option exercise date.

                                   Months Held           Capital Gains Rate
                                   12 or less            short-term
                                   more than 12          long-term
--------------------------------------------------------------------------------
You exercise your                  The difference between the market value of
options and sell the               the shares and the exercise price of the
shares on the same                 options. The gain is taxable as ordinary
day.                               income and subject to mandatory withholding
                                   for federal income, FICA, Medicare and
                                   applicable state and local taxes.


TAXES

Your stock options are what the IRS calls "nonqualified" options. The table above summarizes the current U.S. federal tax consequences associated with these options. Depending on your state of residence, you may also owe state and local taxes when you exercise your options or sell the shares obtained by exercising your options.

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WHEN YOU LEAVE AMD

You forfeit all unvested options when you leave AMD. If you are not a Vice President or Officer of AMD, you normally have three months from your termination date in which to exercise vested options that have not expired. For example, if March 14 is your final day as an AMD employee, your last day to purchase vested options is June 14 if it is a regular business day at AMD. If June 14 is not a regular business day, the final day to buy your options is the last regular AMD business day before June 14.

However, you (or your beneficiary) have 12 months from your termination date to exercise vested options:

 . If your termination is due to your total disability.

 . If you die while employed at AMD.

 . If you have been a Vice President or Officer of AMD for at least 90 days when you terminate.

If you are uncertain about the final day to purchase options, be sure to contact Treasury Services at least several days before the date on which you think that your right to exercise your options ends.

FORFEITING STOCK OPTIONS

Your stock options are forfeited under the earliest of these circumstances:

 . You do not exercise the options before their expiration date,

 . The options are not vested when you leave AMD,

 . You do not exercise your options within the period for exercising them after you leave AMD, or

 . If you die while still an AMD employee and your beneficiary to whom the options were transferred does not exercise the options within 12 months after your death.

If you are terminated because of misconduct, AMD reserves the right to cancel all your options, whether vested or unvested.

NO REINSTATEMENT OF FORFEITED STOCK OPTIONS IF REHIRED BY AMD

If you have a break in service with AMD, your nonvested options are canceled and will not be reinstated, even if you are rehired the day after your break in service.

TRANSFER OF STOCK OPTIONS

Your stock options may be transferred only as follows:

 . By a court-issued qualified domestic relations order,

 . By your last will and testament, or

 . By the laws of descent and distribution if you left no valid will.

Stock options transferred by a qualified domestic relations order expire twelve months after the date of transfer.

Any other transfer or assignment of your stock options will not be accepted and gives AMD the right to terminate your options as of the date of the attempted transfer or assignment.

CHANGES IN CAPITALIZATION OF AMD

The Board of Directors will adjust the number of shares or the class of stock subject to your options if the outstanding number of AMD common stock changes as a result of changes in the capitalization of the company. These changes in capitalization include stock dividends, mergers, consolidations, re-capitalization, or split-up, combinations or exchange of shares.

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                             FOR MORE INFORMATION

This brochure summarizes some of the important features of the current AMD stock option program. For more details, consult the official plan documents, your individual stock option documents, and the stock option plan prospectus, all of which can be obtained from
            Treasury Services, 1 AMD Place, Sunnyvale, California.
                  The mailing address is Treasury Services,
                  P.O. Box 3453, MS 106, Sunnyvale, CA 94088.

    In the case of any conflict between this brochure and the official plan documents, the official plan documents will govern.
               AMD reserves the right to amend or terminate the
                   program in whole or in part, at any time
          and for any reason, with or without notice to participants.

     Participation in the AMD stock option program does not confer on any participant any rights whatsoever with respect to continued
                         employment with the company.








                                                             Benefits Department
                                                                   One AMD Place
                                                     P.O. Box 3453, Mailstop 181
                                                             Sunnyvale, CA 94088
                                                                       Rev. 6/00

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